Exhibit 99.2

NVIDIA REGAINS COMPLIANCE WITH NASDAQ LISTING REQUIREMENTS

SANTA CLARA, CA—DECEMBER 4, 2006—NVIDIA Corporation (Nasdaq: NVDA) today announced that the NASDAQ Listing Qualifications Panel has formally notified the Company that it is in compliance with all NASDAQ Stock Market listing requirements.

As previously announced, NVIDIA was not in compliance with NASDAQ listing requirements because of its failure to timely file its Form 10-Q for the second quarter of fiscal 2007 ended July 30, 2006.  The delay in such filing was related to the review of the Company's historical option grant practices by the Audit Committee of the NVIDIA Board of Directors.

On November 29, 2006, NVIDIA announced the completion of the review and the filing of the delayed Form 10-Q, as well as the filing of a Form 10-K/A for fiscal 2006 and a Form 10-Q/A for the first quarter of fiscal 2007 ended April 30, 2006.

About NVIDIA
NVIDIA Corporation is the worldwide leader in programmable graphics processor technologies. The Company creates innovative, industry-changing products for computing, consumer electronics, and mobile devices. NVIDIA is headquartered in Santa Clara, CA and has offices throughout Asia, Europe, and the Americas. For more information, visit www.nvidia.com.

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